EXHIBIT 99.1

Oakley Reports Third Quarter Earnings Per Share of $0.25 on Record Quarterly Net Sales of $210 Million

Optics and Retail Initiatives Drive Significant Double-Digit Growth

 Selected Third Quarter Highlights
 ---------------------------------
 -- Net income totaled $0.25 per diluted share
 -- Total net sales increased 21 percent over Q3 2005 to a quarterly record $210 million
 -- Optics net sales increased 25 percent over Q3 2005 to a quarterly record $149 million
 -- U.S. retail net sales increased 46 percent over Q3 2005 to a quarterly record $47 million
 -- During the quarter the company announced an annual cash dividend of
    $0.16 per share
 -- Company reaffirmed its 2006 earnings per share guidance

FOOTHILL RANCH, Calif., Oct. 19, 2006 (PRIMEZONE) -- Oakley, Inc. (NYSE:OO) today announced financial results for its third quarter ended September 30, 2006. Third quarter net sales increased 21.2 percent, to a quarterly record $210.2 million, compared with $173.4 million in the same period of 2005. Net income for the third quarter totaled $17.3 million, or $0.25 per diluted share, compared to $16.1 million, or $0.23 per diluted share, in the third quarter of 2005.

"Our optics initiatives are working and we're seeing positive results across all geographies and channels of distribution," said Oakley, Inc. Chief Executive Officer Scott Olivet. "We continue to build on the early success of our women's eyewear launch, enhance the Oakley Custom Program, and grow our retail store platform. In addition to significant double-digit, organic optics growth, we also benefited from the acquisitions of Oliver Peoples and The Optical Shop of Aspen."

Olivet concluded, "We are also pleased with the progress against our strategic initiatives including restructuring our footwear business, realigning the apparel platform, and amplifying our communication of Oakley's performance and technology story. We believe our investment in these initiatives will position the company for sustainable, profitable growth."

Product Category Net Sales

Net sales of optics totaled $148.8 million in the third quarter of 2006, an increase of 25.3 percent compared with $118.8 million in the same period of 2005. This growth was driven by incremental sales from Oliver Peoples and The Optical Shop of Aspen (OSA) as well as increased sales of new and existing sunglasses, goggles, and Oakley prescription eyewear. These increases were partially offset by a large decline in electronics sales.

Third quarter net sales of Oakley apparel, footwear and accessories (AFA) totaled $46.3 million, an increase of 2.4 percent compared with net sales of $45.3 million in the third quarter of 2005.

Third quarter net sales of other brands, which consists of non-Oakley products sold through the company's multi-branded retail stores, including Sunglass Icon and OSA, increased 60.5 percent to $15.1 million from $9.4 million in the third quarter of 2005.

Segment Net Sales

Net sales to U.S. wholesale customers totaled $69.9 million in the third quarter, an 18.2 percent increase compared with $59.2 million in the comparable 2005 period, driven by a significant increase in optics sales, partially offset by a slight decline in AFA net sales.

Oakley's U.S. retail net sales, which for reporting purposes include the company's e-commerce and telesales business, increased 45.7 percent to $46.8 million, compared with $32.1 million in the third quarter of 2005. The retail sales growth included a mid-single-digit increase in comparable store sales; contribution of 34 new Oakley and Sunglass Icon stores opened during the last twelve months; incremental sales from the company's Oliver Peoples and OSA acquisitions; and increased e-commerce and telesales volume.

Geographic Net Sales

Total third quarter U.S. net sales (wholesale and retail) increased 27.9 percent to $116.7 million, compared with $91.3 million during the third quarter of 2005.

In the company's international markets, net sales were $93.5 million, a 13.8 percent increase from net sales of $82.1 in the third quarter of 2005. A weaker U.S. dollar relative to foreign currencies increased reported international net sales growth by 2.4 percentage points. The company's EMEA (Europe, Middle East and Africa) region experienced significant double-digit optics growth, partially offset by a significant double-digit decline in AFA net sales. The Americas (non-U.S.) region reported significant double-digit growth in optics and AFA. Asia Pacific saw a significant increase in its optics sales and a modest increase in AFA business.

Gross Margin, Operating Expenses, Tax Rate

Third quarter gross profit as a percentage of net sales was 53.8 percent compared with 54.5 percent in the third quarter of 2005. Non-GAAP gross margin in the third quarter of 2006 was 54.0 percent compared with a non-GAAP gross margin of 53.5 percent in the third quarter of 2005. The increase in non-GAAP gross margin versus the prior year quarter reflects a favorable mix shift toward optics products, the addition of Oliver Peoples, and improved manufacturing efficiencies, partially offset by higher accrued sales markdowns and inventory reserves, and the disposal of end-of-line products.

Non-GAAP gross margin in the third quarter of 2006 excludes footwear restructuring charges and changes in fair value of foreign currency derivatives recorded in accordance with SFAS 133, which totaled $474,000. Non-GAAP gross margin in the third quarter of 2005 excludes a $1.7 million gain due to changes in fair value of foreign currency derivatives recorded in accordance with SFAS 133. A reconciliation of non-GAAP gross margin to GAAP gross profit as a percentage of sales is included in the accompanying financial data.

Third quarter 2006 operating expenses totaled $87.0 million, representing 41.4 percent of net sales, compared to $70.2 million, or 40.5 percent of net sales, in the third quarter of 2005. The year over year increase in operating expenses included costs associated with the addition of Oliver Peoples and OSA; increased variable selling costs associated with higher sales volumes; new Oakley and Sunglass Icon retail locations; higher compensation expense, including the filling of senior staff positions and approximately $0.6 million of employee stock options reflecting the company's implementation of SFAS 123(R); and increased professional fees.

The company's tax rate in the third quarter was 32.8 percent compared to 34.0 percent in the third quarter of 2005. On a year-to-date basis, the company's tax rate is 34.0 percent which it expects to maintain through the end of 2006.

Balance Sheet

Accounts receivable, less allowances, totaled $115.8 million at September 30, 2006, compared with $103.4 million at June 30, 2006 and $104.5 million at September 30, 2005.

The company's consolidated inventory totaled $154.1 million at September 30, 2006 compared to $128.0 million at September 30, 2005. This increase was largely driven by the acquisitions of Oliver Peoples and OSA, and the addition of 34 new Oakley and Sunglass Icon stores opened during the last twelve months.

Annual Dividend and Stock Repurchase Program

On September 25, 2006 the company announced that its Board of Directors declared a regular cash dividend of $0.16 per share on its outstanding common stock, consistent with the company's dividend paid in 2005. The dividend is payable October 27, 2006 to shareholders of record at the close of business on October 13, 2006.

Approximately $3.3 million remains available under the company's $20 million stock repurchase plan approved by the company's Board of Directors on March 15, 2005. There were no shares repurchased during the third quarter of 2006. Additionally, on September 25, 2006, the Board of Directors authorized a new $20 million share repurchase plan.

2006 Guidance

As a result of continued strong sales through the third quarter, the company increased its 2006 net sales guidance to a growth rate of approximately 15-17 percent over 2005 net sales of $648.1 million. The company's previous 2006 net sales guidance included a growth rate of approximately 13 percent.

The company reaffirmed its non-GAAP 2006 earnings per share guidance of $0.68 per diluted share. This earnings guidance does not include any footwear restructuring charges, which are estimated to total approximately $3.6 million on an after-tax basis, or $0.05 per diluted share, for 2006. On a GAAP basis, including estimated footwear restructuring charges, the company expects 2006 earnings per share of $0.63 per diluted share. To date, the company has recorded $2.3 million on an after-tax basis, or $0.03 per diluted share, related to the footwear restructuring charges.

Conference Call Information

The company will conduct a conference call today at 1:30 p.m. PDT. Interested investors can hear a simultaneous Webcast at http://investor.oakley.com through September 30, 2007. A telephonic replay of the call will be available Thursday, October 19, through midnight October 26, 2006, and can be accessed from the United States and Canada at 888-266-2081 and from international locations at 703-925-2533; passcode: 845955.

About Oakley, Inc.

Oakley is a world brand driven to ignite imagination through the fusion of art and science. Building on its legacy of innovative, premium sunglasses, the company offers a full array of market-leading products including performance apparel and accessories, prescription eyewear, footwear, watches and electronics to consumers in more than 100 countries. Trailing-12-month net sales through September 30, 2006 totaled $727.9 million. Oakley, Inc. press releases, SEC filings and the company's annual report are available at www.oakley.com.

The Oakley Inc. logo is available at http://www.primezone.com/newsroom/prs/?pkgid=1533

Non-GAAP Financial Measures

This press release includes disclosure of non-GAAP gross margin, which is a non-GAAP financial measure. The company provides this non-GAAP measure as a supplement to financial results based on GAAP. Non-GAAP gross margin differs from the most comparable GAAP measure, gross profit as a percentage of net sales, by excluding footwear restructuring charges and changes in the fair value of foreign currency derivatives not designated as cash flow hedges as applicable. A detailed reconciliation of non-GAAP gross margin to gross profit as a percentage of net sales is set forth in the table below. Investors are encouraged to review this reconciliation.

The footwear restructuring charges include provisions for estimated sales returns and markdown allowances (included in net sales) and write-downs of inventories and footwear-specific tooling, displays and equipment (included in cost of goods sold). Changes in the fair value of foreign currency derivatives not designated as cash flow hedges are included in cost of goods sold. Such changes (gains or losses) are recorded based upon the impact of changes in foreign currency exchange rates on the value of the foreign currency derivatives which the company has purchased as part of its program to mitigate risks due to fluctuations in currency exchange rates.

The company presents non-GAAP gross margin to provide investors with additional insight into its underlying operating results. The Company believes that excluding the non-cash gains and losses from changes in the fair value of these foreign currency derivatives, and the impact of the footwear restructuring charges, provides meaningful and useful information regarding the underlying trends in product margins based on actual production costs. Non-GAAP gross margin also enhances comparisons of the company's results of operations with historical periods. Oakley's management uses non-GAAP gross margin in reviewing product margins, making product pricing decisions, and analyzing product category profitability.

Non-GAAP financial measures have certain limitations because they do not reflect all of the costs associated with the operation of the company's business as determined in accordance with GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP gross margin in addition to, and not as a substitute for, or superior to, gross profit as a percentage of net sales determined in accordance with GAAP. The company endeavors to compensate for the limitations of this non-GAAP measure by providing descriptions of the reconciling items and a reconciliation of the non-GAAP measure to the most directly comparable GAAP measure so that investors can appropriately incorporate the non-GAAP measure and its limitations into their analyses. For complete information on the footwear restructuring charges and changes in the fair value of foreign currency derivatives not designated as cash flow hedges, please see the company's financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that will be included in the periodic report the company expects to file with the SEC with respect to the financial periods discussed herein.

Safe Harbor Disclaimer

This press release contains certain statements of a forward-looking nature. Such statements are made pursuant to the "forward-looking statements" and "safe harbor" provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators and are typically identified by the use of terms such as "look," "may," "should," "might," "believe," "plan," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements may be expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to: risks related to the sale of new sunglass and electronics product introductions; execution of anticipated restructuring and realignment of product categories; the company's ability to integrate and operate acquisitions; the company's ability to manage rapid growth; new and existing channel inventory management risks related to the limited visibility of future sunglass orders associated with the company's "at once" production and fulfillment business model; the ability to identify qualified manufacturing partners; the ability to coordinate product development and production processes with those partners; the ability of those manufacturing partners and the company's internal production operations to increase production volumes on raw materials and finished goods in a timely fashion in response to increasing demand and enable the company to achieve timely delivery of finished goods to its customers; the ability to provide adequate fixturing to existing and future retail customers to meet anticipated needs and schedules; the dependence on optics sales to Luxottica Group S.p.A, which, as a major competitor, could materially alter or terminate its relationship with the company; the company's ability to expand and grow its distribution channels and its own retail operations; the ability of the company to integrate licensing arrangements without adversely affecting operations and the success of such initiatives. Additional factors are detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in the company's Form 10-K for the year ended December 31, 2005 and as updated in the company's quarterly filings on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company is under no obligation, and expressly disclaims any obligation, to update or alter this forward-looking information.

                             OAKLEY, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
           (unaudited, in thousands, except per share data)

                              Three Months Ended    Nine Months Ended
                                 September 30,        September 30,
                             -------------------   -------------------
                               2006       2005       2006       2005
                             --------   --------   --------   --------

 Net sales                   $210,219   $173,447   $565,501   $485,717
 Cost of goods sold            97,120     78,997    257,164    202,846
                             --------   --------   --------   --------
  Gross profit                113,099     94,450    308,337    282,871

 Operating expenses:
  Research and development      6,281      4,229     17,298     12,816
  Selling                      50,975     44,393    150,718    130,386
  Shipping and warehousing      5,448      4,459     15,359     13,128
  General and administrative   24,318     17,162     67,996     52,117
                             --------   --------   --------   --------
  Total operating expenses     87,022     70,243    251,371    208,447

                             --------   --------   --------   --------
 Operating income              26,077     24,207     56,966     74,424

 Interest expense, net            263       (144)       724       (120)
                             --------   --------   --------   --------
 Income before provision
  for income taxes             25,814     24,351     56,242     74,544
 Provision for income taxes     8,472      8,279     19,122     24,460
                             --------   --------   --------   --------
 Net income                  $ 17,342   $ 16,072   $ 37,120   $ 50,084
                             ========   ========   ========   ========
 Basic net income per
  share                      $   0.25   $   0.24   $   0.54   $   0.74
 Basic weighted average
  shares                       68,267     68,389     68,431     67,915

 Diluted net income per
  share                      $   0.25   $   0.23   $   0.54   $   0.73
 Diluted weighted average
  shares                       68,827     69,323     69,017     68,713

                             OAKLEY, INC.
                     SELECTED BALANCE SHEET DATA
                      (unaudited, in thousands)

                             September 30,  December 31, September 30,
                                 2006          2005          2005
                             -------------  ------------ -------------
 Cash and cash equivalents       $  30,715     $  82,157     $  68,971
 Accounts receivable, less
  allowance for doubtful
  accounts                         115,826        99,430       104,503
 Inventories                       154,095       119,035       127,955
 Accounts payable, accrued
  liabilities and income tax
  payable                           96,711        70,013        65,641
 Dividend payable                   11,001            --        11,068
 Total debt                         41,615        22,080        25,986

                             OAKLEY, INC.
                         OTHER OPERATING DATA
                      (unaudited, in thousands)

                              Three months ended    Nine months ended
                                September 30,         September 30,
                             -------------------   -------------------
                               2006       2005       2006       2005
                             -------------------   -------------------

 Net Sales by Product
 Category
 ---------------------
  Optics                     $148,836   $118,807   $414,198   $345,108
  Apparel, Footwear and
   Accessories                 46,323     45,255    113,647    115,395
  Other                        15,060      9,385     37,656     25,214
                             --------   --------   --------   --------
    Total                    $210,219   $173,447   $565,501   $485,717
                             ========   ========   ========   ========

 Net Sales by Segment
 --------------------
  U.S. Retail                $ 46,823   $ 32,143   $121,583   $ 84,226
  Wholesale                   163,396    141,304    443,918    401,491
                             --------   --------   --------   --------
    Total                    $210,219   $173,447   $565,501   $485,717
                             ========   ========   ========   ========

 Net Sales by Geography
 ----------------------
  United States              $116,742   $ 91,308   $317,660   $254,749
  International                93,477     82,139    247,841    230,968
                             --------   --------   --------   --------
    Total                    $210,219   $173,447   $565,501   $485,717
                             ========   ========   ========   ========

                             OAKLEY, INC.
                            RETAIL STORES
         (unaudited, number of stores open at end of period)

                           September 30,  December 31,   September 30,
                               2006          2005           2005
                           -------------  ------------   -------------

 Oakley Stores
  U.S.                          58            44             44
  International                 10             7              7
 Sunglass Icon                 115           105             98
 Oliver Peoples                  2            --             --
 The Optical Shop of Aspen      18            --             --
                           -------------  ------------   -------------
 Total                         203           156            149
                           =============  ============   =============

 Not included in the data above are 13 O Store, 11 Sunglass Icon and 3
 Oliver Peoples locations operated by licensees.

                             OAKLEY, INC.
              RECONCILIATION OF NON-GAAP GROSS MARGIN TO
             GAAP GROSS PROFIT AS A PERCENT OF NET SALES
                      (unaudited, in thousands)

                                     Change in
                                     fair value    Footwear
                           Reported  of foreign    Restruc-   Non-GAAP
                            under     currency      turing     gross
                            GAAP    derivatives    expenses   margin(1)
                         ---------- -----------   ---------  ----------
                                    (dollars in thousands)

 Three months ended
 Sept. 30, 2006
 ------------------
 Net sales                 $210,219    $     --    $    (22)  $210,241
 Cost of goods sold          97,120         295         157     96,668
                           --------    --------    --------   --------
  Gross profit              113,099        (295)       (179)   113,573
  Gross profit as a
   % of net sales              53.8%
  Non-GAAP gross
   margin %                                                       54.0%

 Three months ended
 Sept. 30, 2005
 ------------------
 Net sales                 $173,447    $     --    $     --   $173,447
 Cost of goods sold          78,997      (1,671)         --     80,668
                           --------    --------    --------   --------
  Gross profit               94,450       1,671          --     92,779
  Gross profit as a
   % of net sales              54.5%
  Non-GAAP gross
   margin %                                                       53.5%

 Nine months ended
 Sept. 30, 2006
 ------------------
 Net sales                 $565,501    $     --    $ (1,847)  $567,348
 Cost of goods sold         257,164       3,702       1,490    251,972
                           --------    --------    --------   --------
  Gross profit              308,337      (3,702)     (3,337)   315,376
  Gross profit as a
   % of net sales              54.5%
  Non-GAAP gross
   margin %                                                       55.6%

 Nine months ended
 Sept. 30, 2005
 ------------------
 Net sales                 $485,717    $     --    $     --   $485,717
 Cost of goods sold         202,846     (11,063)         --    213,909
                           --------    --------    --------   --------
  Gross profit              282,871      11,063          --    271,808
  Gross profit as a
   % of net sales              58.2%
  Non-GAAP gross
   margin %                                                       56.0%

 (1) Non-GAAP gross margin is calculated by subtracting change in fair value of foreign currency derivatives and footwear restructuring expenses from amounts reported under GAAP.

CONTACT:  Oakley, Inc.
          Lance Allega, Director of Investor Relations
          (949) 672-6985
          lallega@oakley.com

          PondelWilkinson
          Ron Parham, Investor Relations Counsel
          (503) 297-0202
          rparham@pondel.com